Exhibit 10.4(a)

ALDEXA THERAPEUTICS, INC.

February 19, 2014

Todd C. Brady, M.D., Ph.D.

15 New England Executive Park

Burlington, MA 01803

Dear Dr. Brady:

Pursuant to your letter agreement with Aldexa Therapeutics, Inc. (the “Company”) dated as of November 29, 2013 (the “Letter Agreement”), you are entitled to certain benefits related to your Equity (as defined therein).

Per our discussion, however, and subject to your consent, the Company is proposing to modify such benefits by amending and restating Sections 4, 5(e) and 8(b) of the Letter Agreement in their entirety as follows:

4. Equity. If the Company is subject to a Change in Control before your service with the Company terminates, all of the then-unvested Equity held by you as of the Change in Control date will become fully vested and (if applicable) exercisable. Other than as described in this letter agreement, your existing Equity remains subject to the terms of the agreement evidencing each such award and to the plan pursuant to which such Equity was granted. Notwithstanding the foregoing, in the event acceleration of the settlement or distribution date of any Equity would result in additional taxes and penalties under Section 409A of the Code, then the vesting of such Equity shall accelerate but settlement or distribution of Equity award shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the Equity award.

5(e). Accelerated Vesting. If you are subject to an Involuntary Termination prior to a Change in Control, then the vested and exercisable (if applicable) portion of any Equity held by you as of the Separation date will be determined by adding 12 months to the actual period of service that you have completed with the Company; provided, however, that in the event acceleration of the settlement or distribution date of any Equity would result in additional taxes and penalties under Section 409A of the Code, then the vesting of such Equity shall accelerate but settlement or distribution of Equity award shares (or cash, if applicable) shall occur on the date(s) specified in the agreement governing the Equity award. In addition, if you are subject to an Involuntary Termination, any then-outstanding options to purchase shares of the Company’s Common Stock or share appreciation rights with respect to the Company’s Common Stock shall remain outstanding and exercisable for up to 12 months following your Separation (subject to earlier expiration in the event of certain corporate transactions as described in the stock plan governing such award and in any event provided that the award shall expire no later than the expiration date set forth in the award agreement).

Todd C. Brady, M.D., Ph.D.

February 19, 2014

8(b). Section 409A. For purposes of Section 409A of the Code, each payment under Sections 4 and 5(b) is hereby designated as a separate payment for purposes of Treasury Regulation 1.409A-2(b)(2). If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) any payments under this letter agreement, to the extent that they are not exempt from Section 409A of the Code (including by operation of the next following sentence) and otherwise subject to the taxes imposed under Section 409A(a)(1) of the Code (a “Deferred Payment”), will commence on the first business day following the earlier of (A) the expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence. Notwithstanding the foregoing, any amount paid under this letter agreement that either (1) satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation 1.409A-1(b)(4) or (2) (A) qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation 1.409A-1(b)(9)(iii) and (B) does not exceed the Section 409A Limit will not constitute a Deferred Payment. The provisions of this letter agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Code so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A of the Code, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A of the Code. “Section 409A Limit” means the lesser of two times: (i) your annualized compensation based upon the annual rate of pay paid to you during the taxable year preceding your taxable year in which your termination of employment occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any guidance issued with respect thereto or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

This letter agreement supersedes all prior agreements or understandings (whether verbal or written) between you and the Company relating to acceleration of your Equity. Except to the extent necessary to give effect to the terms of this letter agreement, the agreements evidencing each of your Equity awards will remain in full force and effect. This letter agreement will be binding upon you and the Company, and each of your and the Company’s successors and assigns, and will be construed and interpreted under the laws of the Commonwealth of Massachusetts.

Please indicate your acknowledgement of the foregoing by signing the enclosed copy of this letter agreement and returning it to the Company.

Todd C. Brady, M.D., Ph.D.

February 19, 2014

Very truly yours,

ALDEXA THERAPEUTICS, INC.

By:	/s/ Gary Phillips

Name:	Gary Phillips

Title:	Chair, Compensation Committee

I have read and accept the terms in this letter agreement.

Signed:	/s/ Todd C. Brady	Dated: February 19, 2014
Signature of Todd C. Brady